Exhibit 99.1

Rosetta Stone To Acquire Premier Reading Technology Company Lexia Learning

Acquisition Expands Product Portfolio Beyond Language,

Adds Cloud-Based Children’s Literacy Solution to Education Offerings

ARLINGTON, VA—July 25, 2013—Rosetta Stone Inc. (NYSE:RST) announced today that it has agreed to acquire leading education-technology company Lexia Learning Systems, Inc., whose innovative English reading products are used in over 14,000 schools and by more than one million students online, for $22.5 million in cash. The transaction marks Rosetta Stone’s first extension beyond language learning and takes the company deeper into the EdTech industry.  With Lexia bringing greater breadth to Rosetta Stone’s K–12 Education business, the company plans to leverage Lexia’s expertise in children’s reading to deepen its engagement with schools and take its digital literacy solutions to young learners in the consumer market, both in the United States and internationally.

“This acquisition marks a major step forward in Rosetta Stone’s strategy to strengthen our leadership position in the use of technology in education,” said President and Chief Executive Officer Steve Swad. “Reading represents a natural adjacency to language learning, and Lexia enables us to expand into this important market with leading-edge products celebrated for their effectiveness by educators and parents. We see exciting synergies between the two companies globally. With Lexia now part of Rosetta Stone, we can address the market for learning English with a dynamic suite of solutions to help children read.”

By adding reading technology to its product portfolio, Rosetta Stone sharpens its focus on kids. In the 20 years since Rosetta Stone entered the K–12 market, more than 20,000 schools and districts around the world have integrated the company’s programs into their curriculums to support the growing need for language skills. Later this year, Rosetta Stone plans to test the children’s market on the consumer side. Strengthened by Lexia, the company expects to accelerate its development of various initiatives specifically designed to help young learners.

Boston-based Lexia’s extensive history of developing research-based literacy products places it among the most trusted and established reading technology companies in the market today. Earlier this month, the company introduced Lexia Reading Core5™, a groundbreaking program designed to prepare pre-K–Grade 5 students for the Common Core State Standards. Lexia Reading Core5 delivers adaptive instruction for students of all abilities, adjusting each child’s learning path in real-time. Importantly, the program’s patented Assessment Without Testing® technology reduces the amount of time schools spend on traditional testing and provides teachers with norm-referenced, data-driven instructional plans to help students when they struggle. Lexia Reading Core5 is cloud-based, enabling educators and students to access the program on-demand and at any time via browser or mobile device.

Last month, Lexia Reading Core5 was selected for multi-year, multi-million dollar statewide implementation in Kansas, providing tens of thousands of students with access to the program. In addition, dozens of schools in districts across the country have already made Lexia Reading Core5 their reading program of choice for the 2013—2014 school year.

“Rosetta Stone is an outstanding partner to help Lexia carry its long-standing mission to the next level,” said Nick Gaehde, President and CEO of Lexia. “We share a commitment to improving and personalizing learning through technology, and by joining forces, we believe we can make a profound impact on literacy. Rosetta Stone’s resources and global organization will enable Lexia to reach more educators and help more students than ever before.”

Lexia is the second acquisition by Rosetta Stone in 2013. In April, the company purchased Livemocha, one of the world’s largest online language-learning communities, for $8.5 million. Taken together, the transactions reflect Rosetta Stone’s strategy to drive growth through acquisitions and to continue its transition to cloud-based services. The company has now begun to expand both deeper into language and beyond it, positioning itself squarely in the center of today’s digital learning revolution. In combination with Lexia, Rosetta Stone’s institution-focused Enterprise & Education business is expected to generate over $80 million annually, or approximately 30 percent of the company’s overall sales.

“This acquisition is another step in the transformation of Rosetta Stone,” said Swad. “We’re moving beyond language; we’re leveraging technology; we’re growing our business in new and meaningful ways.  And we’re positioning this company to change the face of learning as we know it.”

Lexia Financial Outlook

Rosetta Stone is providing the below information about Lexia’s financial outlook for the remaining 5 months of 2013.  On a Pro Forma basis(1), which does not take into consideration the impact of purchase accounting(2) treatment, Rosetta Stone expects the following contribution from Lexia:

•      Bookings of approximately $8 million to $9 million

•      Pro Forma Revenue of approximately $7 million to $8 million

•      Pro Forma Adjusted negative EBITDA of approximately $1 million to $2 million

Rosetta Stone Guidance

Before considering the acquisition of Lexia, Rosetta Stone’s previously issued 2013 guidance remains unchanged with Revenue of $280 million to $290 million and Adjusted EBITDA of $16 million to $18 million.  On a combined basis, together with the contribution from Lexia before the impact of any purchase accounting adjustments, Rosetta Stone now expects the following pro forma consolidated results:

•      Pro Forma Revenue of $287 million to $298 million

(1)  Please visit our website at http://investors.rosettastone.com/ for definitions of our non-GAAP metrics.

(2)  The acquisition of Lexia will require Rosetta Stone to make certain purchase accounting adjustments to Lexia’s opening balance sheet under Generally Accepted Accounting Principles (GAAP).  These fair value adjustments, which are principally reductions to Lexia’s deferred revenue and deferred commissions, will impact the reported results of Rosetta Stone in 2013 from the time of acquisition as well as in future years.

•      Pro Forma Adjusted EBITDA of $14 million to $17 million

Rosetta Stone expects that Lexia will contribute positive cash flow within its first full year.

With respect to Rosetta Stone’s multi-year outlook, the company still expects Revenue in 2015 to be $400 million or higher with Adjusted EBITDA margins of 10-13%.

For further information about the acquisition of Lexia, including a discussion about the expected impact of purchase accounting on Rosetta Stone’s reported results, please visit the investor section of our website at: http://investors.rosettastone.com/.

GSV Advisors acted as exclusive financial advisor to Lexia in this transaction.

About Rosetta Stone Inc.

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns. The company’s proprietary language-learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Tokyo, Seoul, London, Dubai and Sao Paulo. For more information, visit www.rosettastone.com.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

About Lexia

Established with a promise to improve student literacy through the use of technology, today more than one million students are currently improving their reading proficiency using Lexia. The program has been nationally recognized and proven effective in six peer-reviewed, research-based outcomes studies published in scientific journals such as The Journal of Reading Research and the Bilingual Research Journal.  For more information, visit www.lexialearning.com.

Media Contact:

Jonathan Mudd

jmudd@rosettastone.com

571-357-7148

Investor Contact:

Steve Somers, CFA

ssomers@rosettastone.com

703-387-5876